EXHIBIT 99.1

NEWS RELEASE

Ducommun to Delay Release of Earnings

LOS ANGELES, California (March 16, 2015) - Ducommun Incorporated (NYSE: DCO) (“Ducommun” or the “Company”) today announced that it will postpone its 2014 fourth quarter and year-end earnings announcement and conference call currently scheduled for Monday, March 16, 2015. The Company needs additional time to complete its 2014 financial statements and will file an extension notice on Form 12b-25 with the Securities and Exchange Commission to report the delayed filing of its Annual Report on Form 10-K. The Company requires further time to finalize the financial information because it has discovered certain errors in the reported financial results for certain prior periods. Ducommun anticipates that the correction of these errors generally will result in an increase in the Company’s net income for such periods. The Company’s assessment of these matters is ongoing and subject to additional review.

The Company expects to announce its 2014 fourth quarter and year-end results as soon as practical and will issue a subsequent earnings release and conference call advisory announcing the timing for the release upon the finalization of the financial statements and audit completion.

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (DAS) and Ducommun LaBarge Technologies (DLT). Additional information can be found at www.ducommun.com.

CONTACT:	Joseph P. Bellino	or	Chris Witty
	Vice President and Chief Financial Officer		Investor Relations
	(310) 513-7211		(646) 438-9385 / cwitty@darrowir.com